Exhibit 99.1

SJW Group Appoints James P. Lynch as Chief Accounting Officer, Andrew Walters as Chief Financial Officer; San Jose Water Appoints Peter Fletcher as Vice President—Information Security Officer

SAN JOSE, Calif. — Jan. 28, 2022 — The SJW Group (NYSE: SJW) board of directors has appointed James P. Lynch as chief accounting officer and Andrew F. Walters as chief financial officer. Peter Fletcher has been appointed vice president—information security officer of San Jose Water Co., a wholly owned subsidiary of SJW Group. The appointments were effective on Jan. 26. Lynch and Walters have both held previous officer positions at SJW Group.

Lynch, who had served as the CFO and treasurer since 2010, has taken on the role of CAO. In this role, he will continue to be responsible for all aspects of financial reporting, leading the company’s accounting team to ensure compliance with accounting practices and providing strategies for credit ratings metrics. Lynch has an extensive accounting and auditing background, with a 26-year career at KPMG LLP that included responsibilities as an audit partner.

Walters, who had recently served as chief corporate development officer and an integration executive, has been with SJW Group since 2014. In his new role, he will be responsible for driving business planning, growth and development as well as treasury, investor relations and other related functions. Prior to joining SJW Group, Walters was a managing director and senior investor for JP Morgan’s Infrastructure Investment Group. Prior to JP Morgan, he gained extensive experience in mergers and acquisitions, finance, and private equity fundraising as managing director and head of infrastructure investment banking for the Americas at Citigroup.

Eric W. Thornburg, chair, president and CEO of SJW Group, stated, “These two new roles, which will both report directly to me, put Jim and Andrew in positions where they can leverage their individual expertise and backgrounds to best serve our growing and more complex organization. These appointments also enhance the organization’s succession planning efforts. SJW Group’s transformation into a multistate water and wastewater company with operations in California, Connecticut, Maine and Texas has added to the complexity of accounting and financial reporting. Jim’s extensive background in these areas is well suited to meet those increasing challenges. Likewise, the expansion of our footprint has increased the focus on business planning, acquisitions and earnings growth that can be supported with Andrew’s expertise.”

Fletcher has been with San Jose Water since 2016 and most recently served as the senior director of cybersecurity and networking. In his new role as vice president—information security officer, he will have responsibilities across all SJW Group operations.

Thornburg stated, “Last fall, I was privileged to be invited by the White House to join a select group of business, national security and academic leaders in discussing cybersecurity. The discussions reinforced the criticality of sharing information and resources between businesses, government, academia and utilities. We are fortunate to have the expertise of Peter, a well-recognized leader in cybersecurity, to lead our efforts across the company and within our industry in this critical area.”

Lynch holds a bachelor’s degree in commerce from Santa Clara University. Walters holds a bachelor’s degree in business administration from Colorado State University. And Fletcher holds an associate’s degree in accounting, mathematics and statistics from Southdowns College in the United Kingdom.

About SJW Group

SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities — San Jose Water Co. in California, The Connecticut Water Co. in Connecticut, The Maine Water Co. in Maine and SJWTX Inc. (dba Canyon Lake Water Service Co.) in Texas — possess the financial strength, operational expertise and technological innovation to safeguard the environment, deliver outstanding service to customers and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contact:

Willie Brown

Vice President, General Counsel & Corporate Secretary

408.315.8242

Willie.Brown@sjwater.com